As filed with the Securities and Exchange Commission on May 23, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Bancroft Uranium, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	8655 East Via De Ventura, Suite G200 Scottsdale, AZ 85258 (Address of principal executive offices) (Zip Code)	94-3409449 (I.R.S. Employer Identification No.)

2008 Bancroft Uranium, Inc. Stock Option and Award Plan
(Full Title of the Plan)

P. Leslie Hammond
President & CEO
8655 East Via De Ventura, Suite G200
Scottsdale, AZ 85258
(Name and address of agent for service)

480.346.1460
(Telephone number, including area code, of agent for service)

With a copy to:
Jonathan Dariyanani, Esq.
Zoma Law Group, LLC
4720 Center Blvd, Suite 317
New York, NY 11109
415.699.7121 Tel
415.358.5548 Fax

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.001 par value per share	4,617,800 shares	$0.85	$3,925,130	$154.26

(1)
The registration fee for the shares of Common Stock to be issued under the 2008 Bancroft Uranium, Inc. Stock Option and Award Plan (the “Plan”) was calculated in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), based on a price of $0.85 per share, the average of the high and low prices of the Common Stock, par value $.001 per share (“Common Stock”) of the Registrant as reported on the OTC Bulletin Board on May 14, 2008.  In addition, pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction that results in an increase in the number of outstanding shares of the Registrant.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended, is not required to be filed with the Securities and Exchange Commission (SEC) and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which we have filed with the SEC, are incorporated by reference into this registration statement:

(a)    our annual report on Form 10-KSB for the year ended December 31, 2007 filed on April 15, 2008;

(b)    our quarterly report on Form 10-Q for the quarter ended March 31, 2008 filed on May 14, 2008;

(c)    our report on Form 8K filed on October 3, 2007;

(d)    all other documents and reports filed by us with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2007; and

(e)    the description of our Common Stock contained in our registration statement on Form 8-A (Registration No. 000-50366) filed on August 14, 2003, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference all other documents and reports that we will file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.  The information that we file with the SEC after the date of initial filing of this registration statement and prior to the completion of the offering of the securities under this registration statement will update and supercede the information contained in this Registration Statement and incorporated filings.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the shares of common stock being offered hereby will be passed on for us by Zoma Law Group, LLC, 4720 Center Blvd, Suite 317, New York, NY 11109.   A total of 500,000 shares of our common stock are owned by Zoma Law Group LLC and another 1,000,000 shares are titled in the name of the firm and held in escrow by the firm on behalf of a client.

Item 6.  Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes, or the NRS.  NRS Section 78.7502 provides that:

i. a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

ii. a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

iii. to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

NRS Section 78.751 provides that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

a. by our stockholders;

b. by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

c. if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

d. if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

e. by court order.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors. We may purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

4.1
Amended and Restated Articles of Incorporation of Bancroft Uranium, Inc. (Filed as Exhibit 3.1 to Bancroft Uranium’s registration statement on Form SB-2 filed on January 7, 2008, and incorporated by reference herein)

4.2	Amended and Restated Bylaws of Bancroft Uranium, Inc. (Bancroft Uranium’s registration statement on Form SB-2 filed on January 7, 2008, and incorporated by reference herein)

5.1	Opinion of Zoma Law Group LLC.

10.1	2008 Bancroft Uranium, Inc. Stock Option and Award Plan

23.1	Consent of Zoma Law Group LLC (included in Exhibit 5.1).

23.2	Consent of Hansen, Barnett and Maxwell, P.C.

24.1	Power of Attorney (included on signature page).

Item 9.  Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than a payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona, on the 16th day of May, 2008.

BANCROFT URANIUM, INC.

By:	/s/ P. Leslie Hammond
P. Leslie Hammond
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints P. Leslie Hammond as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

BANCROFT URANIUM, INC.

Signature	Title	Date

/s/ P. Leslie Hammond	President, Chief Executive Officer	May 23, 2008
P. Leslie Hammond	and Director (Principal Executive Officer)

/s/ David Naylor		May 23, 2008
David Naylor	Chief Financial Officer and Director
(Principal Financial and Accounting Officer)